UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2025

Codexis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Penobscot Drive

Redwood City, CA 94063

(Address of Principal Executive Offices) (Zip Code)

(650) 421-8100

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbols(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	CDXS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On January 14, 2025, the Board of Directors (the “Board”) of Codexis, Inc. (the “Company”), upon the recommendation of the Board’s Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”), appointed Christos Richards as a member of the Board as a Class II director, effective immediately. Mr. Richards will serve for an initial term expiring at the 2027 annual meeting of stockholders or until his earlier death, resignation or removal. The Board has determined that Mr. Richards is independent as defined in Listing Rule 5605 of the Nasdaq Stock Market LLC for purposes of serving on the Board. Mr. Richards was also appointed to serve as a member of the Nominating and Corporate Governance Committee and the Strategy Committee of the Board (the “Strategy Committee”).

Mr. Richards, age 67, has served as a Partner and as Global Head of Healthcare and Life Sciences at Calibre One, Inc., an international executive search firm, since October 2022. Prior to joining Calibre One, Mr. Richards served as a Consultant with the global life sciences team at Spencer Stuart, Inc. (“Spencer Stuart”) and a member of Spencer Stuart’s global BioPharma Board Practice from October 2019 to September 2022. Prior to that, he was a partner at Catalyst Advisors, LLC, an executive search firm, from January 2014 to October 2019. From October 1998 to January 2014, Mr. Richards held positions of increasing responsibility at Levin & Company, Inc. (“Levin and Company”), an executive search and consulting firm, including serving as Levin and Company’s Chief Executive Officer from January 2009 to January 2014. Mr. Richards served as a Principal of Stanton Chase International from July 1996 to October 1998. From 1987 to July 1996, Mr. Richards founded and served as Chief Executive Officer of Career Connection/Nexium Inc. Previously, Mr. Richards served on the board of directors of Coherus BioSciences, Inc., a publicly traded biopharmaceutical company, from its initial public offering in November 2014 to November 2020. Mr. Richards earned his diploma in 1980 in hospitality management from the Schweizerische Wirteschule in Lucerne/Davos, Switzerland.

Pursuant to the Company’s non-employee director compensation policy, Mr. Richards will receive an annual cash retainer of $50,000 per year for his service as a member of the Board and additional annual retainers of $10,000 each for his service on the Nominating and Corporate Governance Committee and Strategy Committee. Under the Company’s non-employee director compensation policy, upon his appointment to the Board, Mr. Richards was granted an amount of restricted stock units equal to $200,000 divided by $4.53, which was the per share closing trading price of the Company’s common stock on January 14, 2025. The restricted stock units vest in substantially equal installments on each of the first three anniversaries of the grant date, subject to Mr. Richards’ continued service to the Company through the applicable vesting date. In addition, pursuant to the non-employee director compensation policy, on the date of each annual meeting of the Company’s stockholders, Mr. Richards will automatically be granted a number of shares of restricted stock equal to $100,000 divided by the per share closing trading price of the Company’s common stock on the date of such grant.

The Company also expects to enter into the Company’s standard indemnification agreement with Mr. Richards.

There are no arrangements or understandings between Mr. Richards and any other persons pursuant to which Mr. Richards was appointed as a director, and Mr. Richards is not a party to any transaction with the Company reportable under Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CODEXIS, INC.

Date: January 16, 2025	By:	/s/ Stephen Dilly
Stephen Dilly
Chairman, President and Chief Executive Officer